                                                                    EXHIBIT 10.5


                    SEPARATION AGREEMENT AND GENERAL RELEASE

        THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into as of June 30, 1997, by James Simpson (hereinafter referred to as "Simpson") and Wall Data Incorporated (hereinafter referred to as "Wall Data").

                                    RECITALS

        A. Simpson has served as Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") of Wall Data. Effective July 31, 1997, Simpson will resign as Chairman and CEO of Wall Data, and, effective October 31, 1997, Simpson's employment relationship with Wall Data will terminate.

        B. Simpson and Wall Data wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the board relationship and employment relationship and their termination, and any continuing obligations of the parties to one another following the end of these relationships.

        C. Wall Data has advised Simpson of Simpson's right to consult an attorney prior to signing this Agreement and has provided Simpson with up to 21 days to consider its severance offer and to seek legal assistance. Simpson has consulted an attorney of Simpson's choice and understands that Simpson is waiving all potential claims against Wall Data.

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.      EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

        Simpson's service as Chairman and CEO of Wall Data will terminate effective July 31, 1997. Simpson shall remain an employee of Wall Data until October 31, 1997, at his current salary and benefits. Effective October 31, 1997, Simpson will have no further employment or board duties or responsibilities to Wall Data, except as may be specifically set forth herein.

2.      CHARACTERIZATION OF TERMINATION

        Simpson and Wall Data agree that Simpson's termination of employment and board service is a voluntary resignation and shall be characterized as such for all future purposes.

3.      SEVERANCE AND BENEFITS

        On July 31, 1997, Wall Data will pay to Simpson a lump sum payment of Five Hundred Twenty-Five Thousand Dollars ($525,000.00). Similarly, on July 31, 1997, Wall Data will also pay to Simpson an additional payment of Eighty-Seven Thousand Five Hundred Dollars ($87,500.00) as the pro rata portion of Simpson's cash bonus for calendar year 1997, based on the amount of time he was employed as CEO during the year. Simpson will continue to receive his full salary, payable on Wall Data's normal payroll schedule, through October 31, 1997. On that date, Simpson will be paid his final paycheck, which will include any accrued but unused vacation time. Wall Data will also pay on Simpson's behalf, Simpson's COBRA payments for the period beginning November 1, 1997 until May 1, 1999, or until Simpson becomes eligible for coverage under another employer's medical plan, whichever occurs first. All other benefits shall cease effective the date that Simpson's employment terminates (October 31, 1997).

4.      STOCK OPTIONS

        a. Wall Data will recommend to the Compensation Committee that at its next meeting the Committee consider accelerating the vesting of Simpson's employee stock options listed on Exhibit A (the "Options"), which represent all of Simpson's unvested options effective as of October 31, 1997, so that such options are fully vested at the close of business on July 15, 1997. Wall Data will also extend the post-termination exercise period for the Options, so that the Options will remain exercisable until and including October 31, 1999, at which time they will expire. Simpson understands that these modifications will disqualify the options listed on Exhibit A as incentive stock options under the Internal Revenue Code of 1986 (the "IRC"), as amended, and that such options will become nonqualified stock options.

        b. Exhibit A also sets forth Simpson's employee stock options which, absent the acceleration of vesting provided for in subparagraph (a) above, will be vested as of October 31, 1997 (taking into account Simpson's continued employment by Wall Data through that date). In accordance with the applicable stock option plan, such options will continue to vest until October 31, 1997, and will remain exercisable for ninety (90) days, at which time they will expire. Such options are and will qualify as incentive stock options under the IRC, absent any disqualifying event by Simpson.

        c. Wall Data agrees that the following shall apply with respect to any and all shares of Wall Data issued upon exercise of any of the stock options referenced in subparagraphs (a) and (b) above:

                i. The Company will use its best efforts to undertake all action to maintain the effectiveness of the registration of such shares under the Securities Act of 1933, as amended, pursuant to one or more Registration Statements on Form S-9 (or any successor form).

               ii. Because the stock option plan(s) under which the foregoing options were issued qualify under Securities and Exchange Commission ("SEC") Rule 16b-3, and assuming that Simpson did not purchase any Wall Data shares within the six-month period preceding July 31, 1997, any trading profits on sales of any of the shares issued upon exercise of the foregoing options will not be subject to the recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended; and

              iii. To the best of the Company's knowledge, Simpson will not be required to file Form 4's or Form 144's with the SEC in connection with his sales of such shares.

5.      VALID CONSIDERATION

        Simpson and Wall Data agree that payments by Wall Data to Simpson herein, as well as the acceleration of vesting and extension of post-termination exercise periods offered in Paragraph No. 4 above, are not required by Wall Data policies or procedures or by any contractual obligation of Wall Data, and are offered by Wall Data solely as consideration for this Agreement.

6.      NONCOMPETITION

        Simpson agrees that for a period of one year from the date this Agreement is executed, he will not be employed by, consult with or otherwise perform services for any entity who directly competes with Wall Data, wherein Simpson's employment, consultantship or the provision of his services would involve or relate to terminal emulation technology, excluding any InterNet solution to host-to-PC connectivity, other than any product that directly competes with Arpeggio Live by providing: (a) legacy system connectivity, or (b) the formatting of data from industry standard data bases. For its part, Wall Data specifically acknowledges that this noncompetition provision would not bar Simpson from accepting employment with, consulting for or otherwise providing services to any entity so long as he does not engage in the competitive activity described in this paragraph.

7.      NONSOLICITATION

        Simpson shall not, for a period of one (1) year from the date this Agreement is executed, anywhere in the world, directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Wall Data to cease his or her relationship with Wall Data or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Wall Data to do business or in any way become associated with any Competitor.

8.      REAFFIRMATION OF CONFIDENTIALITY AGREEMENT AND INDEMNIFICATION AGREEMENT

        Simpson agrees to sign, and expressly reaffirms and incorporates herein as part of this Agreement the Confidential Information and Inventions Agreement, or other such agreement that Simpson signed as part of his employment with Wall Data, copies of which are attached as Exhibit B and which shall remain in full effect. Wall Data agrees that the Indemnification Agreement that Simpson signed as part of his employment with Wall Data, a copy of which is attached as Exhibit C, shall remain in full force and effect and shall cover all of Simpson's activities as an officer, director and/or employee of Wall Data in accordance with its terms.

9.      GENERAL RELEASE OF CLAIMS

        Simpson expressly waives any claims against Wall Data and releases Wall Data (including its officers, directors, shareholders, managers, agents and representatives) from any claims, known or unknown, that Simpson may have in any way connected with Simpson's employment or board service with Wall Data and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options other than what is provided herein, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on Wall Data's right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

        It is the intention of the parties in executing this Agreement that this release shall be effective as a bar to each and every claim, demand, or cause of action released hereby. Simpson recognizes that he may have some claim, demand, or cause of action against Wall Data of which he is totally unaware and unsuspecting, which he is giving up by execution of this Agreement. Simpson's intention in executing this instrument that it will deprive Simpson of each such claim, demand or cause of action and prevent him from asserting same against Wall Data. In furtherance of this intention, Simpson expressly waives any rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or any similar statute of any other jurisdiction. California Civil Code
Section 1542, provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        Simpson represents that Simpson has not filed any complaints, charges or lawsuits against Wall Data with any governmental agency or any court, and agrees that Simpson will not initiate, assist or encourage any such actions.

        This waiver and release shall not preclude Simpson from filing a lawsuit for the exclusive purpose of enforcing Simpson's rights under this Agreement.

10.     REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

        Simpson and Wall Data agree that Simpson had up to 21 days to review this Agreement and consult legal counsel, during which time the proposed terms of this Agreement were not amended, modified, or revoked by Wall Data ("Review Period"). Simpson may revoke this Agreement if Simpson so chooses by providing, within seven days following the date Simpson signs this Agreement ("Revocation Period"), written notice of Simpson's decision to revoke the Agreement to Wall Data. This Agreement shall become effective and enforceable upon expiration of the Revocation Period.

11.     SEVERABILITY

        The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12.     GOVERNING LAW

        This Agreement will be governed by the laws of the state of Washington without regard to its choice of law provisions.

13.     KNOWING AND VOLUNTARY AGREEMENT

        Simpson represents and agrees that Simpson has read this Agreement, understands its terms and the fact that it releases any claim he might have against Wall Data and its agents, understands that he has the right to consult counsel of choice and has done so, and enters into this Agreement without duress or coercion from any source.

14.     NONDISPARAGEMENT

        Both Wall Data and Simpson agree that Simpson and Wall Data will not make or publish, either orally or in writing, any disparaging statements regarding the other.

15.     ENTIRE AGREEMENT

        This Agreement sets forth the entire understanding between Simpson and Wall Data and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Simpson's employment or board service with Wall Data and the termination of same, unless expressly reaffirmed and incorporated herein by reference. Simpson acknowledges that in executing this Agreement, Simpson does not rely upon any representation or statement by any representative of Wall Data concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

WALL DATA INCORPORATED


By:                                               /s/   James Simpson
  --------------------------------          ------------------------------------
                                                        JAMES SIMPSON
Title:
     ----------------------------

Dated:                                            Dated: 8th July 1997
     ----------------------------                        -----------------------

                                                                       EXHIBIT A

                         STOCK OPTION PERSONNEL SUMMARY
                                 AS OF 10/31/97


GRANT         GRANT     PLAN/
NUMBER        DATE      TYPE      GRANTED      PRICE    EXERCISED     VESTED    CANCELLED    UNVESTED   OUTSTANDING    EXERCISABLE
------        ----      ----      -------      -----    ---------     ------    ---------    --------   -----------    -----------
000179      05/15/91   83/ISO     340,000     $ 0.200    150,100     340,000           0          0      189,900         189,900
000404      05/15/91   83/ISO      25,000     $ 0.400     25,000      25,000           0          0            0               0
000265      02/27/92   83/ISO      37,500     $ 0.200          0      37,500           0          0       37,500          37,500
000403      10/21/92   83/NQ       37,500     $ 0.200          0      37,500           0          0       37,500          37,500
002392      01/23/96   93/ISO      13,670     $18.750          0       6,835           0      6,835       13,670           6,835
002393      01/23/96   93/NQ       11,330     $18.750          0       3,165           0      8,165       11,330           3,165
002272      04/17/96   93/NQ       68,499     $15.380          0      37,500           0     30,999       68,499          37,500
002275      04/17/96   93/ISO       6,501     $15.380          0           0           0      6,501        6,501               0
002557      01/21/97   93/NQ       30,000     $15.500          0      14,999           0     15,001       30,000          14,999
                                   -------     -------    -------     ------       ------     ------      -------         -------
                        TOTALS     570,000    [$83.825]   175,100     502,499           0     67,501      394,900         327,399

                                                                       EXHIBIT B


                CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

        In consideration of my employment as an employee or independent contractor with Wall Data Incorporated, a Washington corporation (the "Company"), the opportunities for advancement that such employment provides me, the compensation paid to me by the Company, the understandings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

SECTION 1.     DEFINITIONS

        Whenever used in this Agreement, the following terms will have the following specified meanings:

        1.1 "CONFIDENTIAL INFORMATION" means any information that (a) directly relates to the business of the Company, (b) is not generally available to the public, nor does not become generally available to the public (other than information made available directly or indirectly through me) and (c) is conceived, compiled, developed, discovered or received by, or made available to me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company. Without limiting the generality of the foregoing, Confidential Information includes information relating to Inventions or the trade secrets, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company. Confidential Information also includes any information which has been made available to the Company by another Person and which the Company is obligated to keep confidential.

        1.2 "INVENTION" means any product, computer program, device, technique, know-how, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) is within the scope of the Company's business, research or investigations or results from or is suggested by any work performed by me for the Company and (b) is created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company.

        1.3 "MATERIAL" means any product, prototype, model, document, diskette, tape, picture, drawing, design, recording, paper, note, writing or other tangible item which contains or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information or Invention.

        1.4 "PERSON" means any corporation, partnership, trust, association, governmental authority, educational institution, individual or other entity.

        1.5 "PROPRIETARY RIGHT" means any patent, copyright, mask work, trade secret, trade mark, trade name, service mark or other protected intellectual property right in any Confidential Information, Invention or Material.

        1.6 "TERM" means the term of my employment or engagement with the Company, whether on a full-time, part-time or consulting basis.

SECTION 2.     CONFIDENTIAL INFORMATION, INVENTIONS AND MATERIALS

        2.1 The Company will be the exclusive owner of all Confidential Information, Inventions, Materials and Proprietary Rights. To the extent applicable, all Materials will constitute "works for hire" under applicable copyright laws.

        2.2 I hereby assign and transfer, or will assign and transfer to the Company all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions, Materials and Proprietary Rights, subject to the limitations set forth in the notice below. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Confidential Information, Inventions, Materials and Proprietary Rights. I will not contest the validity of any Proprietary Rights.

        2.3 Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions or Materials or (b) remove any Materials from the Company's premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term.

        2.4 I will promptly disclose to the Company all Confidential Information, Inventions and Materials, as well as any business opportunity which comes to my attention during the Term and which relates to the business of the Company or which arises as a result of my employment with the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else without the prior written consent of the Company.

        NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of RCW 49.44.140.

SECTION 3.     NO CONFLICTING OBLIGATIONS

        3.1 My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not violate any other employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound.

        3.2 I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other Person if and to the extent that such use or disclosure may violate any obligation or duty that I owe to such other Person (e.g., under any agreement or applicable law). My compliance with this paragraph will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

SECTION 4.     DEDUCTIONS FROM WAGES

        4.1 I hereby authorize and specifically agree to allow the Company to deduct from my wages the value of any equipment, goods, or other items provided to me by the Company during my employment which I fail to return when requested to do so by the Company, provided that such deduction (1) does not exceed the cost of the item, (2) does not reduce my wages below minimum wage or overtime compensation below time and a half, (3) is not made for normal wear and tear on the provided item(s), and (4) is accompanied with a list of all items for which deductions are being made.

        4.2 I hereby authorize and specifically agree to allow the Company to deduct from my wages amounts equivalent to any cash shortages, breakage, or loss of equipment due to my dishonesty, willful act, or gross negligence.

SECTION 5.     EMPLOYMENT AT WILL

        5.1 I agree that my employment is "at will" which means that it can be terminated at any time by Wall Data, with or without cause and with or without notice. I agree that any promise or obligation that my employment be on any other basis than "at will" is invalid unless in writing signed by the Chief Executive Officer of Wall Data. I agree to abide by the Company's rules, regulations, policies and practices as revised from time to time.

SECTION 6.     MISCELLANEOUS

        6.1 This Agreement is not a contract of employment for a specified term or for any length, and no rights of employment are hereby created. My obligations under this Agreement will survive any termination of my employment.

        6.2 I acknowledge that my obligations under this Agreement are important to the Company, and that the Company would not employ me without my agreement to such obligations. I also acknowledge that if I do not abide by my obligations in this

Agreement in any way, the Company will suffer immediate and irreparable harm, and that the damage to the Company will be difficult to measure and financial relief will be incomplete. Accordingly, I agree that in the event of any breach or default under this Agreement by me, the Company will be entitled to injunctive relief, specific performance, and other equitable relief. I expressly waive any defenses to such relief based on whether irreparable harm has occurred and whether there is an adequate remedy at law. The rights and remedies of the Company under this paragraph are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise. Further, if the Company brings an action against me to enforce its rights under this Agreement or to seek damages for my breach, and if the Company obtains any relief in such action, I will pay the Company's attorneys' fees and costs in such action.

        6.3 This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision, and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

        6.4 The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company's rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.

        6.5 This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions, Materials, Proprietary Rights and other matters of the Company. This Agreement may not be amended, except by writing signed by the party against whom such amendment is sought to be enforced.

        6.6 The waiver by the Company of any breach of this Agreement by me shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

        6.7 This Agreement will be governed by the laws of the State of Washington without regard to its choice of law provisions. I irrevocably consent to the jurisdiction of the courts of the State of Washington, King County, the United States District Court for the Western District of Washington at Seattle, and all applicable appellate courts, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement other than in the court specified in this paragraph.

        6.8 I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company's business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provision of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration, and (d) I have received a copy of this Agreement.



                                                   /s/ James Simpson
                                            ------------------------------------
                                            Signature



                                                     James Simpson
                                            ------------------------------------
                                            FULL NAME (print or type)

                                            Soc. Sec. No
                                                        ------------------------

ACCEPTED:

Wall Data Incorporated

By
  ------------------------------
   Its
      --------------------------